Exhibit 16.1

April 17, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 17, 2023, of Man-AHL Diversified I L.P. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Ltd